Exhibit 10.7

Lance, Inc. P.O. Box 32368 Charlotte, NC 28232-2368 Phone: 704/554-1421
December 21, 2006
Mr. Glenn A. Patcha
31311 Avenida Terramar
San Juan Capistrano, CA 92675
Dear Glenn:
After the series of interviews with our executive management team, we feel you can be a real asset to Lance, Inc. Also, Lance will afford you the opportunity to continue your growth and development. I feel it’s a good match and we would like for you to come on board as our Senior Vice President of Sales and Marketing. To that end, you will find our offer outlined below.
Compensation:
•	Base pay — $330,000 annually

•	Participation in the Corporate Annual Incentive Plan with a target incentive potential of 50% of your annual base salary. If goals are exceeded, there’s an opportunity to earn one times annual salary.

•	Guaranteed Incentive — for fiscal year 2007, a guarantee of 25% of salary paid in 2007.

•	Signing Bonus — $20,000 payable within the first month of employment.

•	Long-Term Incentive Plan (LTIP)

Currently the Long-Term Incentive Plans are as follows:
A.	Three year plan with new plan rolled out each year.
—	Target value will be 45% of base pay with payout potential to be greater if targeted goals are exceeded.

—	Measure is Return on Capital Employed (ROCE)
B.	A Five-Year LTIP funded with restricted stock.
—	Your opportunity is 48,000 shares, which represents four (4) years of participation

Mr. Glenn A. Patcha

December 21, 2006
—	Measure is stock appreciation vs. Russell 2000 Index

—	Time horizon is 5 years (2006 — 2010).
Benefits and Perquisites
•	Auto allowance — $1,200.00 per month, subject to applicable withholdings.

•	Four (4) weeks vacation.

•	Equity
—	20,000 restricted grant shares with three (3) year cliff vesting.

—	25,000 stock options at market price, based on closing price on first day of employment. (Vest 25% per year over four (4) years.)
Other Benefits
•	Executive Severance Agreement which provides one (1) year base pay, plus target incentive of Annual Incentive Plan for termination without cause. Medical benefits would continue during the severance period, provided no other employer coverage is available and provided the former employee pays the employee cost for the coverage.

•	Employee Health Plan includes medical, dental, life and AD&D.

•	Profit Sharing and Retirement Plan after one year eligibility.

•	401(k) Plan.

•	Change in Control (CIC) Benefit — we are reviewing our policy, but will provide CIC benefits that are reasonable.

•	Employee Stock Purchase Plan.

•	Employee Assistance Program.

Mr. Glenn A. Patcha

December 21, 2006
Relocation
•	Will relocate family and household goods to Charlotte, North Carolina area, per the company’s relocation program. Temporary living arrangements are available if needed.
Glenn, it’s an exciting time at Lance and we feel you can help us reach our goal of becoming a high performance organization.
You will be a member of our executive management team, which we presently call the Senior Team.
Thanks for your consideration and interest in the House of Lance. Please contact me for any questions regarding this offer.
This offer is contingent on the successful completion of a drug test screen and favorable employment related references.
Also, in accordance with the Board of Directors Governance Principles and Bylaws of Lance, this letter, your election as an officer, the fixing of your compensation and the grant of stock options and restricted stock is not binding or effective until action and approval by the Board of Directors of Lance and its Compensation Committee.
Acceptance may be communicated by signing below with date and forwarding a copy to my attention.

Sincerely,

/s/ Earl D. Leake

E. D. Leake Vice President — Human Resources

ACCEPTED:

/s/ Glenn A. Patcha	1/29/2007

Glenn A. Patcha	Date